                        Confidential Treatment Request

                                                                   EXHIBIT 10.8

                  [ ] Material indicated by this mark has been deleted pursuant to a request for confidential treatment, and has been filed separately.


                       SERVICES AGREEMENT NO.  PR-9026-L

                                    BETWEEN

                            SCC COMMUNICATIONS CORP.

                                      AND

                       BELLSOUTH TELECOMMUNICATIONS, INC.

                              TABLE OF CONTENTS

                 SECTION NAME                                                        PAGE NUMBER
                 ------------                                                        -----------
  SECTION        1.       AFFILIATED COMPANIES                                             1
  SECTION        2.       TERM OF AGREEMENT                                                1
  SECTION        3.       EMERGENCY SERVICES                                               4
  SECTION        4.       TERMS OF PAYMENT                                                 4
  SECTION        5.       PAYMENT AND RECORDS                                              4
  SECTION        6.       INVOICING                                                        5
  SECTION        7.       REPRESENTATIVES                                                  5
  SECTION        8.       REPORTS                                                          5
  SECTION        9.       RECORDS AND AUDITS                                               6
  SECTION        10.      BUYER'S INFORMATION                                              6
  SECTION        11.      SELLER'S INFORMATION                                             7
  SECTION        12.      PATENT AND OTHER PROPRIETARY
                               RIGHTS INFRINGEMENT                                         7
  SECTION        13.      TAX                                                              7
  SECTION        14.      ASSIGNMENT BY SELLER                                             8
  SECTION        15.      ASSIGNMENT BY BUYER                                              9
  SECTION        16.      LICENSES                                                         9
  SECTION        17.      SUPPLIER OVERDEPENDENCY                                          9
  SECTION        18.      WARRANTY FOR EMERGENCY SERVICES                                 10
  SECTION        19.      NON-EXCLUSIVE RIGHTS                                            10
  SECTION        20.      PUBLICITY                                                       10
  SECTION        21.      PERFORMANCE OF WORK                                             10
  SECTION        22.      INDEPENDENT CONTRACTOR                                          11
  SECTION        23.      SECURITY                                                        11
  SECTION        24.      NONDISCRIMINATION COMPLIANCE                                    12
  SECTION        25.      CONFLICT OF INTEREST                                            12
  SECTION        26.      CHOICE OF LAW/VENUE                                             13
  SECTION        27.      FACILITY RULES AND GOVERNMENT CLEARANCE                         14
  SECTION        28.      RIGHT OF ACCESS                                                 14
  SECTION        29.      DEFAULT                                                         14
  SECTION        30.      COMPLIANCE WITH LAWS                                            14
  SECTION        31.      RELEASES VOID                                                   15
  SECTION        32.      NON-WAIVER                                                      15
  SECTION        33.      SEVERABILITY                                                    15
  SECTION        34.      CONTINGENCY                                                     15
  SECTION        35.      INSURANCE                                                       16


                               TABLE OF CONTENTS

                 SECTION NAME                                                        PAGE NUMBER
                 ------------                                                        -----------
SECTION 36.      INDEMNITY                                                                16
SECTION 37.      SURVIVAL OF OBLIGATIONS                                                  18
SECTION 38.      NOTICES                                                                  18
SECTION 39.      SECTION HEADINGS                                                         19
SECTION 40.      INCORPORATION BY REFERENCE                                               20
SECTION 41.      ENTIRE AGREEMENT                                                         20

         This agreement (hereinafter "Agreement") is made by and between BELLSOUTH TELECOMMUNICATIONS, INC., a Georgia corporation, (hereinafter "Buyer"), and SCC COMMUNICATIONS CORP., a Delaware corporation, (hereinafter "Seller").

         Whereas desirous of obtaining advice and assistance for E9-1-1 associated consultant, professional, or database management services (the "Emergency Services") to be provided by Seller which has sufficient expertise and experience in rendering such Emergency Services to meet the particular needs of Buyer. The scope of this agreement does not include software and/or software products acquisition or software development.

         NOW, THEREFORE, Buyer and Seller enter into this Agreement on the following terms and conditions.


SECTION 1. AFFILIATED COMPANIES

1.01 An Affiliated Company is defined herein as BellSouth corporation or any company that is owned in whole or in part by BellSouth Corporation or by one or more of its direct or indirect subsidiaries. Any Affiliated Company may place orders under this Agreement to buy Emergency Services as hereinafter defined. All references to "Buyer" in this Agreement shall be deemed to include the Affiliated Company placing the order. Such orders are subject to the terms and conditions of this Agreement and as to such orders, the Affiliated Company becomes "Buyer" hereunder. Each order shall constitute a separate, distinct and independent contract between Seller and the Buyer placing the order and each Buyer shall be the sole obligor with regard to meeting the obligations of any order placed by such Buyer.


SECTION  2. TERM OF AGREEMENT

2.01 The term of this Agreement shall commence on August 1, 1995, and shall, except as otherwise provided herein, continue in effect thereafter through July 31, 2005, inclusive.



2.02 This Agreement contemplates the future execution by Buyer and Seller of one or more written Letter Purchase Orders. Each Letter Purchase Order shall be executed by both parties and shall contain at a minimum the information specified in this Agreement. All transactions between Buyer and Seller during the term of this Agreement shall be covered by this Agreement and any applicable Letter Purchase Order unless the parties agree otherwise in writing.

2.03 Each properly executed Letter Purchase Order shall be deemed, upon its execution, to be incorporated into this Agreement. If the Letter Purchase Order conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control unless otherwise agreed to under a "Special Considerations" section of the Letter Purchase Order.



2.04 Seller will furnish Emergency Services to Buyer as specified in Letter Purchase Orders. Said Orders, at a minimum, shall specify the information outlined below:


2.04.1         A reference to this Agreement.

2.04.2 A detailed description of the Emergency Services to be performed by Seller.

2.04.3 A statement defining all deliverables and their associated due dates.

2.04.4 For each project identified in a Letter Purchase Order, Buyer and Seller shall each designate an individual, (the "Project Manager"), who will act as the primary interface between the parties. The Project Managers shall be responsible for insuring the continuity of communications between the parties as the project proceeds. Each Letter Purchase order shall include the address and telephone number of each Project Manager.

2.04.5 An enumeration of any items of expense authorized for reimbursement to Seller, as well as the basis for such reimbursement.


2.04.6 If for consultant and/or professional services only, the Letter Purchase Order should state the maximum total expenditure authorized, which is understood to mean (1) a dollar amount or time limit beyond which Seller may not invoice for consultant and/or professional services under the specific Letter Purchase Order, and (2) a dollar amount or time limit beyond which Seller is not required to expend effort or provide consultant and/or professional services under a specific Letter Purchase Order without prior written agreement to a revised amount. When this specification of a maximum total expenditure is not feasible, at the Buyer's option, the hourly, daily or unit rate of Seller may be substituted.

2.04.7 A statement defining the commencement and completion dates for Emergency Services to be performed.

2.04.8         Invoicing instructions.

2.04.9 Signatures of representatives authorized by Buyer and Seller to execute the Letter Purchase Order.

2.04.10 Specifications for the Emergency Services to be provided as it applies to Section 18. "WARRANTY FOR EMERGENCY SERVICES".

2.05 The terms by which either party may terminate an individual Letter Purchase order shall be stated in the Letter Purchase Order. The completion of Emergency Services identified in each Letter Purchase Order which is being terminated shall also be stated in the Letter Purchase Order.


2.06           The specifications for the Emergency Services to be provided.


2.07 Buyer, without prejudice to any right or remedy on account of any failure of Seller to perform its obligations under this Agreement, may at any time terminate the performance of the work under any Letter Purchase Order, in whole or in part, by written notice to Seller specifying the extent to which the performance of the work is terminated and the date upon which such termination becomes effective. In the event of such termination, other than for the failure of Seller to perform its obligations under this Agreement, Seller shall be entitled to payment for Emergency Services rendered prior to the effective date of termination and for expenses properly reimbursable under this Agreement; provided, however, that payment of any such amounts by Buyer shall be subject to any provision for the limit of expenditures set forth in the Letter Purchase Order. The payment of such amounts by Buyer shall be in full settlement of any and all claims of Seller of every description, including profit.


2.08 In the event of termination of this Agreement or any Letter Purchase Order issued hereunder, affected Buyer property and work in Seller's possession shall be forwarded promptly to Buyer. Any transfer of ownership of property acquired by Seller to perform the requirements identified in a Letter Purchase Order will be addressed in the Letter Purchase Order.

SECTION 3. EMERGENCY SERVICES


3.01 "Emergency Services" as used herein shall mean Seller's consultant and or professional services as described in properly executed Letter Purchase Orders. Such Emergency Services may include the furnishing by Seller of tangible goods as a part of Seller's deliverable hereunder.



SECTION 4. TERMS OF PAYMENT

4.01           Net 30 days

SECTION 5. PAYMENT AND RECORDS




5.01 Buyer shall pay Seller for Emergency Services under this Agreement in accordance with prices and/or rates, whichever is applicable, to be specified in Letter Purchase Orders issued hereunder. If work is performed on Buyer's premises, Seller's working hours when working on Buyer's premises, in conjunction with any Letter Purchase Order, shall coincide with the Buyer's working hours as they may be established from time to time unless otherwise defined in the Letter Purchase Order.


5.02 When required, Buyer shall furnish Seller with information relative to Buyer's applicable standards and specifications, all of which is subject to Section 10 entitled " BUYER'S INFORMATION" and is to be returned to Buyer at the expiration, cancellation or termination of the Agreement or Letter Purchase Order, as the case may be. All information furnished by Buyer to Seller, or obtained by Seller hereunder or in contemplation hereof, shall remain Buyer's property. Should Buyer desire to alter such standards or specifications with respect to any Letter Purchase Order after such Letter Purchase Order has been issued and accepted, Seller shall advise Buyer in the event adjustment of the payment rate or time schedule referred to in the original Letter Purchase Order is necessitated by such alterations. In the event such adjustment is acceptable to Buyer, Buyer shall issue a new or revised Letter Purchase Order.

5.03 If computer machine time is required in the performance of any Emergency Services and a charge for such use will be billed to Buyer, prior written approval of such arrangements shall be obtained from Buyer.


SECTION 6. INVOICING

6.01 Invoices shall reference Letter Purchase order number and this Agreement number, PR-9026-A.


SECTION 7. REPRESENTATIVES

7.01 Emergency Services performed under this Agreement are subject to contract administration activities by Buyer's Representative(s). Such activities include, but are not limited to, monitoring supplier performance, Agreement interpretation and amendment, maintenance of Agreement information in Buyer's database, inspecting and accepting work performed, verifying work completion, and validating charges rendered on Seller's invoices. All Emergency Services provided by Seller under this Agreement are subject to such activities. In addition to or in lieu of Buyer's Representative, contract administration activities may be performed by the individual(s) designated as Buyer's Delegate, or others as may be delegated by Buyer in writing.


7.02 Buyer's Representative and Alternate shall be the Contract Administrator and Buyer's Project Manager listed in Item 3 of each individual Letter Purchase Order.


SECTION 8. REPORTS

8.01 Seller shall render annual reports detailing Buyer's total expenditures under this Agreement on or before the tenth (10) working day after the anniversary of the effective date of this Agreement. Annual reports shall be submitted to the following:

                                  BellSouth Telecommunications, Inc.
                                  Senior Contracting Manager
                                  Procurement Services
                                  38P40 Southern Bell Center
                                  675 West Peachtree Street, N.E.
                                  Atlanta, Georgia 30375

SECTION 9. RECORDS AND AUDITS

9.01 Seller shall maintain complete and accurate records of all amounts billable to and payments made by Buyer under each Letter Purchase Order in accordance with generally accepted accounting practices. Seller shall retain such records for a period of three (3) years from the date of final payment for Emergency Services covered by each Letter Purchase Order. Seller agrees to provide reasonable supporting documentation concerning any disputed amount of invoice to Buyer within thirty (30) days after Buyer provides written notification of the dispute to Seller.



9.02 Buyer and its authorized agents and representatives shall have the right to audit such records of Seller during the respective periods in which Seller is required to maintain such records, including, without limitation, the right of access to such records on Seller's premises, rights to inspect and photocopy same, and the right to retain copies of such records outside of Seller's premises with appropriate safeguards, if such retention is deemed necessary by Buyer, in its sole discretion. The correctness of Seller's billing shall be determined from the result of such audits. Buyer shall also have such above described auditing rights with respect to Seller's agents, contractors, or subcontractors.


10.  BUYER'S INFORMATION

10.01 All Buyer's Specifications, drawings, sketches, schematics, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral, or otherwise (all hereinafter designated "Buyer's Information") obtained by Seller hereunder or in contemplation hereof shall remain Buyer's property. All copies of such Buyer's Information in written, graphic, or other tangible form shall be returned to Buyer upon request. Unless such Buyer's Information was previously known to Seller free of any obligation to keep it confidential or has been or is subsequently made public by Buyer or, lawfully, a third party, it shall be kept confidential by Seller, shall be used only in the filling of Letter Purchase Orders or in performing under this Agreement, and may not be used for other purposes except upon such terms as may be agreed upon between Buyer and Seller in writing.

SECTION 11.  SELLER'S INFORMATION

11.01 Unless marked as such, no Seller's Specifications, drawings, sketches, schematics, models, samples, tools, computer programs, technical or business information or data, written, oral or otherwise (hereinafter "Seller's Information"), furnished by Seller to Buyer under this Agreement, or in contemplation of this Agreement, shall be considered by Seller to be confidential or proprietary.





SECTION 12.  PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT

12.01 Seller shall indemnify Buyer for any loss, damage, expense or liability including reasonable costs and attorneys' fees that may result by reason of any infringement, or claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary interest based upon the manufacture, use or resale of any material, Emergency Services furnished to Buyer under this Agreement or in contemplation of this Agreement. Seller shall defend or settle, at its own expense, any action or suit against Buyer for which it is responsible under this Section. Buyer shall notify Seller promptly of any claim of infringement for which Seller is responsible, and shall cooperate with Seller in every reasonable way to facilitate the defense of any such claim.

SECTION 13.  TAX

13.01 There shall be added to the purchase price set forth herein an amount equal to any applicable taxes, local, state or federal, however designated, which may be validly levied or based upon this Agreement or upon the Emergency Services furnished hereunder, excluding, however, ad valorem personal property taxes, state and local privilege and excise taxes based on gross revenue, taxes based on or measured by Seller's net income, and any taxes or amounts in lieu thereof paid or payable by Seller in respect of the foregoing excluded items. Taxes payable by Buyer shall be billed as separate items on Seller's invoices and shall not be included in Seller's prices. Buyer shall have the right to have Seller contest with the imposing jurisdiction, at Buyer's expense, any such taxes that Buyer deems are improperly levied.

13.02 Buyer shall not be required to pay or otherwise be liable or responsible for, and Seller hereby indemnities, defends and holds Buyer harmless against, any penalty, additional tax, costs or interest that may be assessed or levied by any taxing authority as a result of the failure of the Seller to file any return, form, or information statement that may be required by such taxing authority.

SECTION 14.  ASSIGNMENT BY SELLER

14.01 Except for Seller's assignment to a third party acquiring all or substantially all of Seller's assets or stock, or by merger of Seller and a third party, Seller shall not assign or otherwise delegate any work to be performed by it under this Agreement, in whole or in part, or any of its right, interest or obligation hereunder without first obtaining Buyer's prior written consent, which consent shall not be unreasonably withheld. Seller shall deliver to Buyer written notice of Seller's intent to assign, at least thirty (30) days prior to assignment. Any assignment not consented to by Buyer shall be deemed void; except that Seller may assign its rights to receive monies pursuant to this Agreement upon delivering the required notice to Buyer, without Buyer's prior consent. No assignment of monies due or to become due to Seller shall be made by Seller if such assignment attempts to transfer to the assignee any other rights or obligations of Seller hereunder or attempts to prevent Buyer from dealing solely and directly with Seller on all matters pertaining to this Agreement, including the negotiation of amendments to this Agreement or the settlement of amounts due either party by the other hereunder.

14.02 Seller agrees not to subcontract the Emergency Services to be performed, in whole or in part, without written request to and the prior written consent of Buyer's Project Manager designated in individual Letter Purchase Orders. Seller shall remain primarily liable to Buyer for the performance of all subcontracted Emergency Services provided pursuant to this Agreement.

SECTION 15.  ASSIGNMENT BY BUYER

15.01 Buyer shall have the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement either in whole or in part, at any time and without Seller's consent, to any present or future Affiliated Company or successor company of Buyer. Buyer shall give Seller written notice of such assignment or delegation. The assignment shall neither affect nor diminish any rights or duties that Seller or Buyer may then or thereafter have as to Emergency Services ordered by Buyer prior to the effective date of the assignment. Upon the written notice to the Seller, Buyer shall be released and discharged, to the extent of the assignment, from all further duties under this Agreement, except with respect to Emergency Services ordered by Buyer prior to the effective date of the assignment.


SECTION 16.  LICENSES


16.01 Except as otherwise provided in this Agreement, no licenses under any patents, copyrights, trademarks, trade secrets or any other intellectual property, express or implied, are granted by Buyer to Seller under this Agreement.


SECTION 17.  SUPPLIER OVERDEPENDENCY

17.01 Because Buyer has no way of ascertaining Seller's dependency on Buyer for revenues from sales in proportion to revenues from Seller's other customers and in order to protect Buyer from a situation in which Seller is over-dependent on Buyer for said sales, Seller agrees to release and hold harmless Buyer from any and all claims relating to Seller's financial stability, which may result from Buyer's termination of this Agreement for any reason whatsoever.

SECTION 18.  WARRANTY FOR EMERGENCY SERVICES

18.01 Seller warrants to Buyer that the Emergency Services provided under this Agreement shall be in accordance with the specifications set forth in each Letter Purchase order, and be performed in a fully professional, effective, and efficient manner that equals or exceeds the then-current industry standard for such services. Buyer's Project Manager designated in any Letter Purchase Order shall in his/her sole discretion determine the quality and acceptability of the Emergency Services performed pursuant to this Agreement.




SECTION 19.  NON-EXCLUSIVE RIGHTS

19.01 It is expressly understood and agreed that this Agreement does not grant Seller an exclusive privilege to sell to Buyer any or all Emergency Services of the type described in Section 3 entitled "EMERGENCY SERVICES" which Buyer may require. Buyer reserves the right to contract with other suppliers for the procurement of comparable services. In addition, Buyer shall determine, at Buyer's sole discretion, the extent to which Buyer will market, advertise, promote, support, or otherwise assist in further offerings of the Emergency Services.


SECTION 20.  PUBLICITY

20.01 Seller agrees to submit to Buyer all advertising, sales promotion, press releases, and other publicity matters relating to this Agreement or mentioning or implying the trade names, logos, trademarks or service marks (hereinafter "Marks") of BellSouth Corporation and/or any of its Affiliated Companies or language from which the connection of said Marks therewith may be inferred or implied, or mentioning or implying the names of any personnel of BellSouth Corporation and/or any of its Affiliated Companies, and Seller further agrees not to publish or use such advertising, sales promotions, press releases, or publicity matters without Buyer's prior written consent.


SECTION 21.  PERFORMANCE OF WORK

21.01 All work performed by Seller under any Letter Purchase Order may be monitored through the use of status reports. Contents of such status reports, frequency and the Seller's employees required to submit such status reports shall be specified in the Letter Purchase Order.

21.02 Seller shall supply the appropriate personnel to investigate any reported deficiencies found by Buyer during the duration of the Letter Purchase Order. Deficiencies found to be of Seller's causing shall be corrected by Seller at its expense. Such correcting activities shall commence immediately and be completed as quickly as is reasonably possible.

21.03 If the deficiencies are found to be not of Seller's causing, Buyer shall reimburse Seller for the time and material charges of (1) its investigation, and (2) such correcting activities Seller performs, if requested by Buyer.

SECTION 22.  INDEPENDENT CONTRACTOR

22.01 All work performed by Seller in connection with the Emergency Services described in the Agreement shall be performed by Seller as an independent contractor and not as the agent or employee of Buyer. All persons furnished by Seller shall be for all purposes solely the Seller's employees or agents and shall not be deemed to be employees of Buyer for any purpose whatsoever. Seller shall furnish, employ, and have exclusive control of all persons to be engaged in performing Emergency Services under this Agreement and shall prescribe and control the means and methods of performing such Emergency Services by providing adequate and proper supervision. Seller shall be solely responsible for compliance with all rules, laws, and regulations relating to employment of labor, hours of labor, working conditions, payment of wages, and payment of taxes, such as employment, Social Security, and other payroll taxes, including applicable contributions from such person when required by law. Seller shall not subcontract work to be performed without Buyer's written permission.

SECTION 23.  SECURITY

23.01 Buyer reserves the right to conduct, for security reasons, a background investigation on the Seller and its principal parties or personnel, and Seller agrees to cooperate with the Buyer in this endeavor and to provide any necessary information. Seller acknowledges that under no obligation to provide a copy of the background investigation to Seller, and Seller waives any and all rights it may have in any information it provides to Buyer.

23.02 Seller shall conduct, at Seller's expense, background investigations on Seller's personnel performing work on Buyer's premises prior to supplying such personnel to Buyer. At Buyer's request, Seller shall provide copies of the background investigations to Buyer.

23.03 Seller shall not assign any personnel with records of criminal conviction(s) to Buyer's premises without advising Buyer of the nature and gravity of the offense.

23.04 In fulfilling the obligations under this Section, both parties shall comply with all laws, rules, and regulations relating to the making of investigative reports and the disclosure of the information contained therein. Each party shall indemnify, defend, and hold the other party harmless against any wrongful disclosure by the offending party, its employees, and/or agents of said reports and the information contained therein.

23.05 At Buyer's request, Seller shall promptly remove from Buyer's premises any employee of Seller to whom Buyer does not wish to grant access to its premises, or who, in Buyer's opinion, has been unacceptable, negligent, dishonest, or otherwise unsatisfactory in performing his/her duties hereunder. Such a request for removal from Buyer's premises shall in no way be interpreted as a request by Buyer for Seller to discipline the employee in any way.

SECTION 24.  NONDISCRIMINATION COMPLIANCE

24.01 Seller agrees to comply with the applicable provisions of the "NONDISCRIMINATION COMPLIANCE AGREEMENT" set forth in Appendix A.

SECTION 25.  CONFLICT OF INTEREST

25.01 Buyer and its affiliated companies do business with many contractors and suppliers. It is a fundamental policy of Buyer that such dealings shall be conducted on a fair and non-discriminatory basis, free from improper influences, so all participating contractors and suppliers may be considered on the basis of the quality and overall cost of their product or service.

25.02 Buyer's policy is to seek out and obtain technically suitable products and services at the lowest overall cost. Accordingly, Buyer will not recognize any oral agreement; any conversations with Buyer's employees or representatives shall not be construed to imply a commitment or obligation on behalf of Buyer. Any information disclosed or made known to Buyer shall be deemed as public and nonproprietary. Information shall not be received in confidence, unless a prior written agreement authorizing such exchange of information has been executed by an authorized representative of Buyer.

25.03 Buyer is committed to doing business with contractors and suppliers in an atmosphere in keeping with the highest standards of business ethics. Therefore, it is Buyer's policy that our employees shall not accept from customers; from suppliers of property, goods, or services; or from other persons any gifts, benefits, or unusual hospitality that may in any way tend to influence or have the appearance of influencing them in the performance of their jobs.

25.04 Those employees of Buyer authorized to make purchases or negotiate contracts are aware of this policy, and your cooperation is solicited in order to forestall any embarrassing situations.

SECTION 26.  CHOICE OF LAW/VENUE

26.01 The validity, construction, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia.

26.02 The jurisdictional venue for any legal proceedings involving this Agreement shall be held in any applicable state or federal court located in Fulton County, State of Georgia.

SECTION 27.  FACILITY RULES AND GOVERNMENT CLEARANCE

27.01 Seller's employees and representatives and those of Buyer shall, while on the premises of the other, comply with all internal rules and regulations, including where required by Government Regulations, submission of satisfactory clearance from the U. S. Department of Defense and other federal authorities concerned.

SECTION 28.  RIGHT OF ACCESS

28.01 Both Seller and Buyer shall permit reasonable access to the other's facilities in connection with work hereunder. No charge shall be made for such visits. It is agreed that prior notification will be given when access is required. Seller agrees to remove any of its employees at Buyer's request.

SECTION 29.  DEFAULT

29.01 In the event Seller shall be in breach or default of any of the terms, conditions, or covenants of this Agreement or any Letter Purchase Orders, and such breach or default shall continue for a period of thirty (30) days after the giving of written notice to Seller thereof by Buyer, then in addition to all other rights and remedies of law or equity or otherwise, Buyer shall have the right to cancel this Agreement or any such Letter Purchase Orders placed by Buyer without any charge, obligation, or liability whatsoever, except as to the payment for Emergency Services already received and accepted by Buyer.

SECTION 30.  COMPLIANCE WITH LAWS

30.01 Seller shall comply with the provisions of all applicable federal, state, county and local laws, ordinances, regulations, and codes, including, but not limited to, Seller's obligations as an employer with regard to the health, safety and payment of its employees, and identification and procurement of required permits, certificates, approvals, and inspections of Seller's performance of this Agreement. Notwithstanding of whether a specification is furnished, if Emergency Services furnished are required to be registered in a prescribed manner, Seller shall comply with federal law and applicable state or local law. Seller shall indemnify Buyer for, and defend Buyer against, any loss or damage sustained because of Seller's noncompliance.



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
SECTION 31.  RELEASES VOID


31.01 Neither party shall require waivers or releases of any personal rights from representatives of the other in connection with visits to Seller's and Buyer's respective premises. Neither party shall require any representative of the other party to sign a personal "nondisclosure agreement." No such releases or waivers shall be pleaded by Seller or Buyer or third persons in any action or proceeding.

SECTION 32.  NON-WAIVER

32.01 No waiver or failure to exercise any option, right or privilege under the terms of this Agreement on any occasion or occasions shall be construed to be a waiver of the same or any other option, right, or privilege on any other occasion.

SECTION 33.  SEVERABILITY

33.01 If any of the provisions of this Agreement shall be invalid or unenforceable under the laws of the jurisdiction applicable to the entire Agreement, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Seller and Buyer shall be construed and enforced accordingly.

SECTION 34.  CONTINGENCY

34.01 Neither Seller nor Buyer shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond Seller's or Buyer's control (hereinafter "Condition(s)"). If any such Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other's delay or inability to perform may elect to: (1) terminate this Agreement or part thereof as to Emergency Services not already received; (2) suspend this Agreement for the duration of the Condition, buy or sell elsewhere material or services comparable to those to be obtained under this Agreement, and deduct from any commitment the quantity bought or for which commitments with other suppliers have been made; or (3) resume performance of this Agreement once the Condition ceases with an option in the affected party to extend the period of this Agreement up to the length of time the Condition endured. Unless written notice is given within thirty (30) days after the affected party is notified of the Condition, option 11(2)" shall be deemed selected.


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
SECTION 35.  INSURANCE


35. 01 Seller, at Seller's expense, shall maintain during the term of this Agreement, all insurance and/or bonds required by law or this Agreement, including, but not limited to: (1) adequate Worker's Compensation and related insurance as required by Buyer and prescribed by the law of any state in which the work is to be performed; (2) employer's liability insurance with
               limits of at least $[               ] each occurrence; and (3)
               commercial general liability insurance, including contractual liability, products liability and completed operations coverage, (4) professional liability insurance covering the acts, errors and omissions of Seller, its employees, agents and
               subcontractors, in an amount not less than $[             ] per
               claim/$[         ] aggregate, and, if the use of motor vehicles
               is required, comprehensive motor vehicle liability insurance,
               each with limits of at least $[            ] for bodily injury,
               including death, to any one person, and $[         ] on account
               of any one occurrence and $[           ] for each occurrence of
               property damage. Seller shall, prior to the start of work and upon the renewal of each coverage required herein, furnish certificates of insurance or adequate proof of the foregoing insurance to the Buyer.



35.02 Seller shall also require its agents or subcontractors, if any, who may enter upon Buyer's premises to maintain the insurance coverage required herein, and to furnish Buyer certificates of insurance or adequate proof of such insurance. All insurance policies required of Seller and Seller's agents and subcontractors shall contain a clause stating the name and address of Buyer and that to be notified in writing by the insurer at least thirty (30) days prior to cancellation, or any material change in, of the policy.

35.03 All liability policies required herein shall name the Buyer as an additional insured with respect to work performed under this Agreement.

35.04 All policies required herein shall be maintained with insurers acceptable to the Buyer. Buyer retains the right to disallow coverage from any insurer that does not maintain a rating from
               A. M. Best Company of B+ X or higher.

SECTION 36.  INDEMNITY

36.01 Seller agrees to indemnify and hold Buyer harmless from any and all liabilities, causes of action, lawsuits, penalties, claims or demands (including the costs, expenses and reasonable attorneys' fees on account thereof) that may be made: (1) by anyone for injuries of any kind, including but not limited to personal injury, death, property damage and theft, resulting from Seller's negligent or willful acts or omissions under this Agreement, or those of persons furnished by Seller, its agents or subcontractors; (2) by any of either Seller's, its agent's or subcontractor's employees or former employees for which the Seller's, its agents' or subcontractors' liability to such employee or former employee would otherwise be subject to payments under the state Worker's Compensation laws, premises liability principles or any other law or form of legal duty or obligation; or (3) by either Seller's, its agent's or subcontractor's employees or former employees, including applicants at Buyer's job site for any and all claims arising out of the employment relationship with respect to performing under this Agreement, including but not limited to, employment discrimination charges and actions arising under Title VII of The Civil Rights Act of 1964, as amended; The Equal Pay Act; The Age Discrimination Act, as amended; The Rehabilitation Act; The Americans with Disabilities Act; The Fair Labor Standards Act; The National Labor Relations Act; and any other applicable law. Seller, at its own expense, agrees to defend Buyer, at Buyer's request, against any such liability, cause of action, penalty, claim, demand, administrative proceeding or lawsuit, including any in which named as an "employer" or "joint employer" with Seller. Buyer agrees to notify Seller promptly of any written claims or demands against Buyer for which Seller is responsible hereunder.



36.02 The foregoing indemnity shall be in addition to any other indemnity obligations of Seller set forth in this Agreement.

36.03 SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT, WHETHER FORESEEABLE OR NOT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF DATA, OR RESULTING FROM BUYER'S OR BUYER'S CUSTOMER'S USE OR INABILITY TO USE SELLER'S EMERGENCY SERVICES, ARISING FROM ANY CAUSE OF ACTION WHATSOEVER, INCLUDING CONTRACT, WARRANTY, STRICT LIABILITY OR NEGLIGENCE.

36.04 Except as provided for in Section 12 "PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT" or as otherwise required by governing law, Seller's aggregate and entire liability with respect to any single claim arising from performance or nonperformance of obligations set forth under this Agreement, an executed Letter Purchase Order, or any subject matter of this Agreement, in tort, including any negligence, in contract or
               otherwise, shall be limited to $[                 ]


SECTION 37.  SURVIVAL OF OBLIGATIONS

37.01 Any respective obligations of Buyer and Seller hereunder which by their nature would continue beyond the termination, cancellation or expiration of this Agreement or any Letter Purchase Order, including, by way of example but not limited to, the obligations provided in the Sections " BUYER'S INFORMATION"; INDEMNITY"; "PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT"; "PUBLICITY"; and "WARRANTY FOR EMERGENCY SERVICES" shall survive such termination, cancellation or expiration.



SECTION 38.  NOTICES



38. 01 Except as otherwise provided herein, any notices or demands which are required by law or under the terms of this Agreement shall be given or made by Seller or Buyer in writing and shall be given by hand delivery, telegram or similar communications, or by certified or registered mail, and addressed to the respective parties set forth below. Such notices shall be deemed to have been given in the case of telegrams or similar communications when sent, and in the case of certified or registered mail when deposited in the United States mail with postage prepaid.



To Buyer:                 BellSouth Telecommunications, Inc.
                          Director - Procurement Services
                          38P40 Southern Bell Center
                          675 West Peachtree Street, N.E.
                          Atlanta, Georgia 30375

To Seller:                SCC Communications Corp.
                          6285 Lookout Road
                          Boulder, Colorado 80301

                          Attn:      Chief Financial Officer


38. 02          The above addresses may be changed at any time by giving thirty
                (30) days prior written notice as above provided.



38.03 In addition to the foregoing, any notices of a legal nature shall be copied to:

                          Legal Department
                          BellSouth Telecommunications, Inc.
                          4300 Southern Bell Center
                          675 West Peachtree Street, N.E.
                          Atlanta, Georgia 30375
                          Attention: General Attorney -
                          Contracting



SECTION 39.     SECTION HEADINGS


39.01 The headings of the Sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

SECTION 40.  INCORPORATION BY REFERENCE

40.01 The terms and conditions contained in Appendix A, referred to in this Agreement and attached hereto, is an integral part of this Agreement and is fully incorporated herein by this reference.

SECTION 41.  ENTIRE AGREEMENT

41.01 This Agreement, and any Letter Purchase order placed hereunder, shall constitute the entire agreement between Buyer and Seller relating to this Agreement or a particular Letter Purchase Order and may not be modified or amended other than by a written instrument executed by both parties. With the exception of those pre-printed provisions included as a part of this Agreement, any other pre-printed provisions on Seller's and Buyer's forms shall be deemed deleted. A Letter Purchase Order placed by Buyer hereunder shall incorporate the typed, stamped, or written provisions or data found thereon and in subordinated documents (such as shipping releases) so long as the typed, stamped, or written provisions or data merely supplement but do not vary the provisions of this Agreement. Whenever typed, stamped, or written provisions of an accepted Letter Purchase Order conflict with this Agreement, this Agreement shall control unless otherwise agreed to under a "Special Considerations" section of the Letter Purchase Order.


IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives in one or more counterparts, each of which shall constitute an original, on the dates set forth below.


SCC COMMUNICATIONS CORP.                   BELLSOUTH TELECOMMUNICATIONS, INC.


By /s/ NANCY K. HAMILTON                   By /s/ STEPHANIE COLEMAN
  -----------------------------------        -----------------------------------
(Authorized Signature)                     (Authorized Signature)

Name NANCY K. HAMILTON                     Name STEPHANIE COLEMAN
    ---------------------------------          ---------------------------------
(Print or Type)                            (Print or Type)

Title CFO                                  Title DIRECTOR-PROCUREMENT SERVICES
     --------------------------------           --------------------------------

Date OCTOBER 17, 1995                      Date  OCTOBER 13, 1995
    ---------------------------------          ---------------------------------



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